Exhibit 10.9

Termination Agreement

This Termination Agreement (“Agreement”) is entered into as of August 11, 2026 (the “Effective Date”) by and between:

EVEREST MEDICINES II LIMITED, a company incorporated under the laws of the Cayman Islands (“Everest”), with its registered office address at Vistra (Cayman) Limited, P.O. Box 31119, Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands;

and

SPERO THERAPEUTICS, INC., a corporation organized under the laws of Delaware (“Spero”), with its principal place of business at 675 Massachusetts Avenue, 14th Floor, Cambridge, Massachusetts, 02139.

(Everest and Spero are each referred to herein as a “Party” and collectively as the “Parties”).

WHEREAS:

(A) Everest, Spero and its Affiliates entered into that certain License Agreement dated January 1, 2019 (the “Original License Agreement”), and the Amended and Restated License Agreement dated January 15, 2021 (the “A&R License Agreement”, collectively with the Original License Agreement, the “License Agreement”), the Material Transfer Agreement dated March 28, 2019 (the “MTA”) and the Pharmacovigilance Agreement dated June 30th, 2021, as amended by Amendment 1 to Pharmacovigilance Agreement dated as of March 11, 2022 (the “Pharmacovigilance Agreement”, collectively with the License Agreement and the MTA, the “Collaboration Agreements”), for the development and commercialization of the licensed compound SPR206 (the “Licensed Product”) within the Licensed Territory

(B) Spero has substantially ceased the development activities with respect to the License Product in its territory, and the Parties have mutually agreed to terminate the Collaboration Agreements and agree on terms regarding their respective rights and obligations relating to the subject matter as of the Effective Date, all as provided herein.

NOW THEREFORE, in consideration of the agreements and undertakings of the Parties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows.

1. Certain Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meaning given to them in the Collaboration Agreements.

2. Termination of the Collaboration Agreements. The Parties hereby mutually agree that, the Collaboration Agreements are terminated pursuant to Section 12.2(a) of the A&R License Agreement, Section 6.1 of the MTA and Section 21 of the Pharmacovigilance Agreement, and shall have no further force or effect as of the Effective Date; provided, the provisions of the Collaboration Agreements that expressly survive termination, as set forth in the survival clauses of the Collaboration Agreements in Section 12.4 of the A&R License Agreement, Section 10.4 of the MTA and Section 18 of the Pharmacovigilance Agreement, shall continue in full force and effect in accordance with their terms.

3. No Outstanding Payments or Disputes. The Parties hereby acknowledge and confirm that, as of the Effective Date, to the Parties’ knowledge, there are no payments currently due and outstanding from either Party to the other Party related to or associated with the Collaboration Agreements. The Parties further acknowledge that as of the date hereof, there are no outstanding disputes, claims or controversies, nor any pending or threatened disputes between the Parties in connection with such Collaboration Agreements and Licensed Product.

4. No Waiver. The Parties hereby acknowledge and agree that the Parties expressly reserve all rights and remedies available under the Collaboration Agreements and Applicable Law. This Agreement shall not be deemed a waiver of any such rights or remedies. The Parties hereby further agree that neither party shall be required or obligated to take any further action or undertake any responsibilities after the termination of Collaboration Agreements, except for the survival clauses as mentioned in Section 2 of this Agreement.

5. Entire Agreement. This Agreement contains the entire agreement between the Parties regarding the matters expressly specified herein, and to that extent supersedes all prior written and/ or oral agreements, communications, representations, and understandings. Neither Party is relying on any communications, representations, or understandings, other than those set forth in the four corners of this Agreement. The terms and conditions of this Agreement may not be altered, modified, changed or amended except by a written agreement executed by duly authorized representatives of both Spero and Everest.

6. Successors and Assigns. The Parties agree that their respective successors and assigns are entitled to the benefits of, and subject to the obligations created by, this Agreement.

7. Counterparts. The Parties agree that this Agreement may be executed by the Parties in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures or other electronic means and such signatures shall be deemed to bind each party as if they were original signatures, and that each Party had the opportunity to receive independent legal advice with respect to the advisability of executing this Agreement.

8. Authority To Execute Agreement. By signing below, each Party warrants and represents that the person signing this Agreement on its behalf has authority to bind that Party and that the Party's execution and performance of this Agreement has been authorized by all necessary corporate or other action.

9. No Admission of Liability. The Parties acknowledge that this Agreement was mutually agreed by the Parties, and nothing herein is or may be construed as an admission of fault or liability by either Party. This Agreement may not be offered as evidence in any proceeding except for enforcement of the terms hereof.

10. Further Assurances. Each Party shall perform (or procure the performance of) all further acts and things and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by applicable law or under the Collaboration Agreements to implement and give effect to this Agreement. Each Party shall procure that each of its affiliates, successors and assigns, e.g. in a trust or whatever kind of other structure, respectively, complies with all obligations under this Agreement which are expressed to apply to any of its affiliates, successors and assigns.

11. Notices. Notices, demands and all other communications provided for or contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when delivered either (i) personally, (ii) by overnight courier (e.g. FedEx, UPS), or (iii) by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows. Either party shall provide a timely notice to the party in case of any change of the address or contact information below.

To: Everest

EVEREST MEDICINES II LIMITED

36 Robinson Road, #20-01 City House, Singapore 068877

Copy to: 17F, AIA Financial Center, 866 Dongchangzhi Road

Hongkou District, Shanghai 200083 China

Attn: Jason Brown / Legal Department

E-mail: jason.brown@everestmedicines.com / legal@everestmedicines.com

To: Spero

SPERO THERAPEUTICS, INC.

675 Massachusetts Avenue, 14th Floor

Cambridge, MA 02139

Attn: Legal Department

E-mail: Legal@sperotherapeutics.com

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

EVEREST MEDICINES II LIMITED

By: /s/ Ian Wood
Name: Ian Wood
Title: President and CFO

SPERO THERAPEUTICS, INC.

By: /s/ Esther Rajavelu
Name: Esther Rajavelu
Title: Chief Executive Officer